                                   EXHIBIT 11
                      WORLDPAGES.COM, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                                                       Three Months Ended June 30,        Six Months Ended June 30,
                                                      -----------------------------     -----------------------------
(In thousands, except share data)                         2000             1999             2000             1999
                                                      ------------     ------------     ------------     ------------
EARNINGS PER SHARE:

Average number of common shares outstanding
  for basic computation                                 46,081,501       19,859,262       38,077,417       19,859,262
Diluted effect of common stock equivalents using
  the treasury stock method                                724,908                0        1,030,882                0
                                                      ------------     ------------     ------------     ------------
Average number of common shares outstanding
  for diluted computation                               46,806,409       19,859,262       39,108,299       19,859,262
                                                      ============     ============     ============     ============

Net income (loss) from continuing operations
  before extraordinary item                           $        375     $     (1,250)    $        988     $       (219)
Extraordinary item - loss on early retirement
  of debt, net                                                  --               --           (2,291)              --
Loss from discontinued operations, net                          --               --               --           (6,189)
Loss on sale of discontinued operations, net                    --               --               --          (51,800)
                                                      ------------     ------------     ------------     ------------
                                                      $        375     $     (1,250)    $     (1,303)    $    (58,208)
                                                      ============     ============     ============     ============

Basic and diluted earnings (loss) per share from:
     Continuing operations                            $        .01     $       (.06)    $        .03     $       (.01)
     Extraordinary item - loss on early retirement
       of debt, net                                             --               --             (.06)              --
     Loss from discontinued operations, net                     --               --               --             (.31)
     Loss on sale of discontinued operations, net               --               --               --            (2.61)
                                                      ------------     ------------     ------------     ------------
                                                      $        .01     $       (.06)    $       (.03)    $      (2.93)
                                                      ============     ============     ============     ============

Note: During the three and six month periods ended June 30, 2000, WorldPages had common stock options and warrants outstanding which could potentially dilute net income per share in the future but were excluded from the computation of diluted net income per share because the exercise price of these instruments was greater than the average market price per share for the period. At June 30, 2000, 2,989,911 stock options and warrants with exercise prices greater than the average market price per share for the period were excluded from the diluted net income per share computation. Further, for the three and six month periods ended June 30, 1999, the assumed exercise of options and warrants was excluded from the computation of diluted earnings per share because to do so would have been anti-dilutive.

          See accompanying notes to consolidated financial statements.


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